Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is entered into by and between RAJ KETKAR (“Ketkar” or “Employee”) on the one hand and ARCADIA BIOSCIENCES, INC. (“Arcadia” or “Company”) on the other hand. The parties may hereinafter be referred to individually as a "Party" or collectively as the "Parties."

BACKGROUND

A.Ketkar is currently employed as the Chief Executive Officer of Arcadia pursuant to that certain Employment Agreement dated May 23, 2016 (“Employment Agreement”).

B.As part of his employment, Ketkar signed a Confidentiality and Invention Assignment Agreement, dated May 23, 2016 (“CIA Agreement”) which remains in full force and effect, and a Severance and Change In Control Agreement dated May 23, 2016 (“SCOC Agreement”) which had a three year term and expired on May 23, 2019.

C.Mr. Ketkar holds stock options that were granted pursuant to the Company’s 2015 Omnibus Equity Incentive Plan (“Plan”).

D.Ketkar provided notice of his resignation from Arcadia on August 22, 2019, and his resignation shall be effective September 1, 2019.

E.Arcadia desires to retain Ketkar as a consultant after the effective date of his resignation and Ketkar desires to provide consulting services to Arcadia pursuant to a separate consulting agreement to be entered into by the Parties.

For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS OF AGREEMENT

1.Separation.  Ketkar has resigned, and his employment with Arcadia shall end, on September 1, 2019 (“Separation Date”).  As of the Separation Date, Ketkar has resigned all positions he had or may have had with Arcadia including, but not limited to, as a director, officer, manager, employee or agent of Arcadia or any of its affiliates.

2.Accrued Salary and Vacation.  On the Separation Date the Company will pay Ketkar all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to all required payroll deductions and withholdings.  Ketkar is entitled to these payments regardless of whether or not he signs this Agreement.

3.Consulting Agreement.  Arcadia agrees to retain Ketkar as a consultant for a limited period commencing on the Separation Date, and continuing through December 31, 2019, pursuant to the terms and conditions set forth in the Consulting Agreement attached hereto as Exhibit A (“Consulting Agreement”).

4.Stock Options. Subject to the terms of this Agreement, if Ketkar does not revoke acceptance of this Agreement or the releases contained herein, then on the later of the Separation Date and the Effective Date, Mr. Ketkar will be entitled to the benefits described in this Section 4.

a.

Ketkar holds options to purchase shares of the Company’s common stock (“Options”) that were granted pursuant to the Plan, the rights of which Options are set forth in stock option agreements for these Option (“Stock Option Agreements”) and the Plan.  Each Option is described on Exhibit B.  The Options that were granted to Ketkar in 2017, 2018 and 2019, and the Option to purchase 10,000 shares of common stock at an exercise price per share of $27.00 per share that was granted to Ketkar on May 23, 2016, shall be referred to herein collectively as the “Accelerated Vesting Options”.  The Options other than the Accelerated Vesting Options shall be referred to herein as the “Non-Accelerated Options.”

b.

As consideration for the releases contained herein and subject to the terms of this Agreement, on the Separation Date the Company agrees to (i) cause the Accelerated Vesting Options to vest with respect to all shares of the Company’s common stock subject thereto and (ii) allow Ketkar to exercise vested Accelerated Vesting Options until the second anniversary of the Separation Date, or such earlier date as may be provided in the Plan and the applicable Stock Option Agreements in circumstances other than the termination of Ketkar’s employment with the Company (collectively, the “Option Amendments”).  Exhibit B sets forth (i) the number of shares subject to each Option that are vested as of the Separation Date and the (ii) the number of additional shares subject to each Option that will vest on the Separation Date.  Ketkar understands that the Non-Accelerated Options will terminate on the 90th day following the Separation Date.

c.

The Parties agree that the Options will not vest as a result of Ketkar serving as a consultant to the Company and that the Options will be vested only (i) to the extent vested on the Separation Date and (ii) as provided in Section 4(b) hereof with respect to the Accelerated Vesting Options.  Further, the Options shall continue to be governed by the terms of the Stock Option Agreements and the Plan, except as specifically modified by the terms of this Section 4.

d.

The Option Amendments shall be conditioned upon and subject to Employee’s compliance with the obligations imposed by this Agreement, the Consulting Agreement and the CIA Agreement.  Employee’s violation of this Agreement, the Consulting Agreement or the CIA Agreement shall entitle the Company to terminate the Option Amendments by written notice to Employee.

e.

Ketkar understands and agrees that to the extent that he is in position of material nonpublic information about the Company or its business partners, Ketkar may not trade the Company’s common stock until such information is absorbed by the market following public announcement of it by the Company or another authorized party, or until such time as the information is no longer material.  The foregoing restriction does not apply to Ketkar’s exercise of the Options, but the sale of the stock issued upon exercise of the Options is subject to the foregoing restrictions.

5.Health Insurance Benefits. Ketkar’s right to continue to participate in any of the health insurance benefit plans and programs of Arcadia in effect as of the Separation Date shall be determined according to the terms and provisions of such programs and plans and applicable law.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, Ketkar will be eligible to continue his group health insurance benefits should he chose to do so and the Company will provide him with a separate notice describing his rights and obligations under COBRA.  Should Ketkar elect to continue health insurance benefits under COBRA, Arcadia shall pay the premium payments for such benefits through the earlier of December 31, 2019, or such time as Ketkar and/or his eligible dependents become covered under another health insurance plan.

6.Separation Payment.  In addition to the limited consulting arrangement Arcadia is offering Ketkar as discussed in Section 3 of this Agreement, the Option Amendments as discussed in Section 4 of this Agreement, and the COBRA premium payments as discussed in Section 5 of this Agreement, the Company shall pay Ketkar a one-time separation payment in the amount of Sixty One Thousand Six Hundred Sixty Six Dollars ($61,666), which is equivalent to two months of his base salary as of the Separation Date (“Separation Payment”).  The Separation Payment shall be paid to Ketkar in the form of a gross lump sum payment on December 31, 2019.  Ketkar shall be responsible for all federal, state, or local taxes associated with the Separation Payment, and agrees to indemnify and hold Arcadia harmless against any tax, penalty, claim, or assessment relating to the Separation Payment.

7.Required Conditions for Issuance of Separation Benefits.  To be eligible to receive the limited consulting arrangement, the Option Amendments, the COBRA premium payments, and the Separation Payment as discussed in Sections 3-6 of this Agreement (“Separation Benefits”) Ketkar must:

f.

Sign and return this Agreement to Arcadia within twenty-one (21) calendar days from August 21, 2019 (which is the date the Agreement was provided to Ketkar for review and consideration), and not revoke his acceptance once he signs the Agreement.  Any negotiations or amendments made to the Agreement by the Parties following August 21, 2019 shall not extend the twenty-one (21) calendar day period.

g.	Support the internal and external messaging by Arcadia of his departure from the Company which supports the employees and the business objectives of the Company.

h.	Comply with all terms and conditions under this Agreement, as well as under the Consulting Agreement, and the CIA Agreement.

8.Other Compensation or Benefits.  Ketkar acknowledges that the Separation Benefits are sufficient consideration provided to him in return for his execution of this Agreement and that he was not otherwise entitled to such Separation Benefits upon his separation of employment from Arcadia.

Ketkar further acknowledges that, except as expressly provided in this Agreement, he is not entitled to and will not receive, in connection with his employment with Arcadia, any additional compensation, benefits or severance after the Separation Date.  Thus, for any Company sponsored employee benefits not referenced in this Agreement, Ketkar will be treated as a terminated employee effective on the Separation Date.

9.Expense Reimbursement.  Ketkar agrees that no later than five (5) days after the Separation Date, he will submit any final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement.  The Company will reimburse Ketkar for these expenses pursuant to its regular business practice.

10.Return of Company Property.  Ketkar agrees to immediately return to the Company on the Separation Date, all Company documents (and all copies thereof) and other Company property in his possession or control, including, but not limited to, Company files, notes, drawings, memoranda, records, business plans and forecasts, reports, proposals, personnel information, financial information, specifications, computer-recorded information, tangible property (laptop computer, cell phone, PDA, etc.), entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Ketkar agrees that he will make a diligent search to locate any such documents, property and information on or before the Separation Date.  If Ketkar has used any non-Company computer, hard drive, portable flash drive, server, cellular telephone, iPhone, iPod, Blackberry, PDA, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, he agrees to immediately provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. Ketkar further agrees to provide the Company access to such systems as requested to verify that the necessary copying and/or deletion is completed.  By executing and returning this Agreement, Ketkar is certifying that he will comply with his obligations herein to return all Company documents and information regardless of where he has maintained such Company property. Ketkar’s compliance with the terms of this Section is a condition precedent to his eligibility to receive the Separation Benefits described above.

11.Continuing Obligation to Protect Company’s Proprietary Information. Ketkar acknowledges that by reason of his position with Arcadia, he was, or may have been, given access to confidential or proprietary information or materials respecting Company’s business affairs, or the business affairs of the Company’s customers, parent, subsidiaries, or affiliates.  Such confidential information includes, but is not limited to, the Company’s business strategies, financial results, human resource and personnel documentation, contractual agreements between Company and other individuals or entities, strategies and ideas, compilation of information and records which are owned by Company and which are regularly used in operation of its business, procedures, written descriptions, processes, research projects, protocols or other tangible items and documentation, including computer programs, reports and marketing information.  Ketkar represents that he has held all such information in confidence and will continue to do so.  Ketkar further acknowledges and agrees to comply with his continuing obligations under the CIA Agreement to refrain from disclosing or using, for himself or another, any of the Company’s proprietary trade secret information.

12.Non-Interference; Non-Solicitation.  To the fullest extent permitted by law, Ketkar agrees not to unlawfully interfere with any of the Company's contractual obligations or prospective business opportunities with others.  Furthermore, Ketkar agrees not to:  (i) use any of the Company's confidential proprietary or trade secret information to contact, with the intent to solicit or solicit the business of any client, customer, creditor, or licensee of the Company; or (ii) during a period of two (2) years after the later of the Effective Date of this Agreement and the Separation Date, take any action to induce or solicit employees or independent contractors of the Company to sever their relationship with Arcadia and accept an employment or an independent contractor relationship with any other business.  Ketkar acknowledges that this Section 12 is a reasonable and necessary measure designed to protect the confidential proprietary and trade secret information of the Company, as well as its employment and business relationships, and does not prejudice Ketkar in his ability to work in his trade or profession.

13.Cooperation.  In the event that Arcadia or any of its affiliates becomes involved in any legal action relating to events which occurred during Ketkar’s employment with the Company, Ketkar shall cooperate with the Company to the fullest extent possible in the preparation, prosecution, or defense of the Company and/or its affiliate, including, but not limited to, the execution of affidavits or documents, testifying, or providing information requested by Arcadia or its affiliates, such assistance to be provided at the expense of the Company or its affiliate.

14.Confidentiality.  The provisions of this Agreement, and any negotiations regarding the Agreement, will be held in strictest confidence by Ketkar and will not be publicized or disclosed in any manner whatsoever; provided; however, that Ketkar may disclose this Agreement to: (a) his immediate family; (b) in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, Ketkar agrees not to disclose the terms of this Agreement to any current or former Company employee or independent contractor both during his review of the Agreement and after his execution of the Agreement.

15.Non-disparagement.  Ketkar agrees that he will forever refrain from disparaging the personal and/or professional reputation of the Company, or its officers, directors, employees, shareholders, or agents, in any manner likely to be harmful to it/them or its/their business, business reputation, or personal reputation.  The Company agrees that it will not knowingly permit the disparagement of Ketkar’s personal and/or professional reputation by any employee who has been authorized to speak on behalf of the Company. However, the Company has no control over, and will not be responsible for, the conduct of any individual who has not been authorized to speak on behalf of the Company. Ketkar understands and agrees that this covenant not to disparage applies to both written and oral comments, as well as any comments posted on any social media or other Internet site. This provision does not prevent the Parties from responding accurately and fully to any question, inquiry or request for information when required by legal process.

16.Release of Claims.  Except as otherwise set forth in this Agreement, Ketkar hereby releases, acquits and forever discharges the Company and its owners, officers, directors, shareholders, employees, agents, independent contractors, members, executors, partners, joint venturers, administrators, parent, subsidiaries, assigns, associates, affiliates, and attorneys, as well as all persons or companies acting by, under, through or in concert with any of them (the "Released Parties"), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Ketkar’s employment with the Company or the separation of that employment; claims or demands related to salary, vacation, fringe benefits, expense reimbursements, separation pay, equity or stock, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Family and Medical Leave Act, as amended (the "FMLA"); the federal Age Discrimination in Employment Act; the federal Older Workers Benefit Protection Act; the Lilly Ledbetter Fair Pay Act; the California Fair Employment and Housing Act, as amended; the California Family Rights Act, as amended; the California Fair Pay Act; the California Labor Code; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing ("Release").  This Release does not prohibit Ketkar from participating in an Equal Employment Opportunity Commission ("EEOC") or other federal, state or local administrative agency investigation or proceeding.  However, Ketkar agrees to waive his right to monetary or other recovery should any claim be pursued with the EEOC or administrative agency on his behalf arising out of or related to his employment with and/or separation from the Company.  In addition, this Release shall not be construed in any way to waive any rights or benefits that may not be waived pursuant to applicable law.

17.No Actions or Claims. Ketkar represents that he does not have pending, and will not file, in his name, or as a member of any class or representative action, any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Released Parties, with any local, state or federal agency, union or court.

18.Civil Code 1542 Waiver.  In granting the Release, Ketkar understands that this Agreement includes a release of all claims known or unknown.  In giving his Release, which includes claims which may be unknown to him at present, Ketkar acknowledges that he or it has read and understands Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."  Ketkar hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims he may have against the Released Parties.

19.	Voluntary Agreement. Ketkar understands, represents, and agrees as follows:

a.	In exchange for executing this Agreement, Ketkar is receiving separate consideration beyond that which he is otherwise entitled to.

b.

By signing this Agreement, Ketkar is waiving, among other rights, all claims and rights under the Age Discrimination in Employment Act ("ADEA") and the Older Workers' Benefit Protection Act ("OWBPA"), 29 U.S.C. §621, et seq. Accordingly, Ketkar understands that he has twenty one (21) days to consider this Agreement, but need not take the full twenty one (21) day period if he does not wish to do so.  If Ketkar signs this Agreement before the expiration of the twenty-one (21) day period, he acknowledges and represents that he did so voluntarily.

c.

Ketkar has seven (7) days to revoke his waiver under the ADEA and OWBPA after signing this Agreement. For Ketkar’s revocation to be effective, he must give written notice of his revocation to the Company (in care of, and addressed to, the attention of the Company’s corporate counsel, Mike DeAngelis of Weintraub Tobin Chediak Coleman Grodin, at the address listed in Section 24 of this Agreement) prior to the expiration of the seven (7) day period (“Revocation Period”).  Ketkar understands and acknowledges that if he revokes his acceptance of this Agreement within the Revocation Period, he will not be entitled to, and Arcadia will not be obligated to provide him with, any of the Separation Benefits outlined in Sections 3-6 of this Agreement. In such circumstance, if payments or benefits to Ketkar have already begun, Arcadia may immediately cease any further payments or benefits.

d.

Ketkar acknowledges that: i) he has carefully read this Agreement; ii) he understands its final and binding effect; iii) he has been advised, by the language of this provision, of his right to consult with an attorney prior to signing the Agreement; and iv) he understands the provisions of this Agreement and knowingly and voluntarily agrees to be legally bound by them.

20.No Admission of Liability.  Each of the Parties acknowledges that neither this Agreement, nor Arcadia’s granting of the Separation Benefits to Ketkar pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to any alleged liabilities, all of which are expressly denied by the Parties.

21.Waiver of California Civil Code Section 1654.  Each of the Parties has had the opportunity to obtain advice of legal counsel prior to the execution of this Agreement, and understands fully the contents hereof.  Therefore, this Agreement shall not be construed to have been drafted by any one Party and the Parties expressly waive the provisions of California Civil Code §1654 to the extent that it requires an ambiguity to be interpreted against the drafting party.

22.Attorney’s Fees. Each Party shall bear its/his own attorney’s fees in the preparation and review of this Agreement. Should suit, action, or arbitration be instituted to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its/his costs and reasonable attorney’s fees.

23.Compliance with IRC Section 409A.  To the extent IRC Section 409A should apply to the payments and benefits provided to Ketkar under this Agreement, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Ketkar on account of non-compliance with Section 409A.

24.Notices.  Any notice, consent, waiver, and other communication under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given and received (a) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (b) upon confirmation of a receipt of a facsimile transmission; (c) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; (d) if delivered by a recognized overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such Party at the address set forth below or at the most recent address specified through written notice under this provision; or (e) if delivered via email, upon confirmation of receipt.  Failure to conform to the requirement that mailing be done by registered mail or certified mail shall not defeat the effectiveness of notice actually received by the addressee. Unless otherwise provided for in this Agreement, notices should be sent to the following addresses:

If to Ketkar:

[address]

If to Arcadia:

Arcadia Biosciences, Inc.

202 Cousteau Place, Suite 105

Davis, CA  95618

With a copy to Arcadia Corporate Counsel:

Mike DeAngelis

Weintraub Tobin Chediak Coleman Grodin

400 Capitol Mall, 11th Floor

Sacramento, California 95814

25.No Reliance upon Representations. Ketkar acknowledges that in executing this Agreement, he has not relied upon any representation or statement made by Arcadia or any Released Party with regard to the subject matter, basis or effect of this Agreement.

26.Entire Agreement, Modification, Successors. Except as otherwise provided herein, this Agreement contains the entire Agreement between the Parties hereto with regard to the subject matters discussed herein and supersedes all prior oral and/or written agreements if any. This Agreement may be modified only by the further written agreement of the Parties. This Agreement will bind the heirs, personal representatives, successors and assigns of the Parties, and inure to the benefit of the Parties, and their heirs, successors and assigns.

27.Severability. If any part of this Agreement is determined to be illegal, invalid or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable or invalid part shall be deemed not to be part of this Agreement.

28.Waiver.  Waiver by any Party of the breach of any provision of this Agreement by the other Party will not operate or be construed as a continuing waiver.

29.Governing Law.  Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement and a Party’s performance of the terms and conditions of this Agreement, shall be governed by the laws of the State of California.

30.Counterparts. This Agreement may be executed in duplicate originals, each of which shall be deemed an original, and together shall constitute one Agreement.

31.Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

32.Effective Date. This Agreement shall become effective on the eighth (8th) day following execution by Ketkar, provided Ketkar does not revoke the Agreement before then (the "Effective Date").  Upon the Effective Date, the Parties hereto agree to be bound by all of its terms and provisions of the Agreement.

The Parties hereto have each duly executed this Separation and Release Agreement as of the Signature Date set forth below.

Dated: August 23, 2019_/s/ RAJENDRA KETKAR__ _____

RAJ KETKAR

Dated: August 23, 2019ARCADIA BIOSCIENCES, INC.

By:__/s/KEVIN COMCOWICH_______________

Title:__Chairman of Board___________________

[SIGNATURE PAGE TO SEPARATION AND RELEASE AGREEMENT]

Exhibit A

CONSULTING AGREEMENT

Exhibit B

STOCK OPTIONS

Grant Date	Shares Subject to Stock Options	Exercise Price Per Share	Vested Option Shares as of September 1, 2019	Additional Option Shares that will Vest Pursuant to Section 4(b)
5/23/2016	10,000	$27.00	8,333	1,667
5/23/2016	11,250	$120.00	9,375	0
5/23/2016	11,250	$160.00	9,375	0
5/23/2016	2,500	$240.00	2,083	0
5/23/2016	2,500	$300.00	2,083	0
6/8/2017	16,250	$14.00	9,141	7,109
9/18/2018	106,400	$4.63	50,983	55,417
6/3/2019	28,000	$5.04	0	28,000
Total	188,150		91,373	92,193